EXHIBIT 99.2

Spartan Motors, Inc.
1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Web Page - www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Adds Richard R. Current to Board of Directors

CHARLOTTE, Michigan, July 24, 2008 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced its board of directors has increased the size of the board from seven to eight members and elected Richard R. Current, vice president and chief financial officer of Neogen Corporation, to the board. Current will serve as an independent director and on the audit committee.

"Rick brings 40 years of financial experience to Spartan's board," said David R. Wilson, chairman of Spartan Motors. "His experience at Neogen, a public company which has experienced 20 percent annual sales growth since he joined in 1999, is valuable to Spartan, especially given our rapid growth over the last several years. He has experience in global markets, as 38 percent of Neogen's revenue was from outside the U.S. in 2007. He also played a significant role in Neogen's 13 accretive acquisitions since 2000. We expect all of this experience will serve Spartan's stakeholders extremely well."

Current, a certified public accountant, has served as vice president and chief financial officer of Lansing, Mich.-based Neogen Corporation since 1999. Prior to this position, Current was executive vice president and chief financial officer for Farmington Hills, Mich.-based Integra Vision, Inc. from 1995 to 1999, and vice president and chief financial officer for Hillsdale, Mich.-based The Shane Group for three years. From 1968 to 1992, Current was with Ernst & Young, becoming managing partner of its Lansing, Mich. office in 1986.

Current earned a MBA and BBA degree from Western Michigan University. Current is on the boards of directors and audit committees of Lansing, Mich.-based Fincor Holdings, Inc., and East Lansing, Mich.-based Summit Community Bank.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO	Jeff Lambert or Ryan McGrath
Spartan Motors, Inc.	Lambert, Edwards & Associates, Inc.
(517) 543-6400	(616) 233-0500 / rmcgrath@lambert-edwards.com